EXHIBIT 4.117

ACCOUNT CONTROL AGREEMENT

This Account Control Agreement, dated as of December 27, 2000, by (i) KeyBank National Association, a commercial bank having an office at 66 Pearl Street, Albany, New York 12207 ("Creditor"); (ii) Mechanical Technology Incorporated, a New York corporation whose principal place of business is located at 30 South Pearl Street, Albany, New York 12207 ("Debtor"); and (iii) McDonald Investments Inc., a corporation having its principal place of business at Cleveland, Ohio, through its office located at 800 Superior Avenue, Cleveland, Ohio 44114 ("Broker").

Preliminary Statements:

(1) Creditor and Debtor are parties to a Stock Pledge Agreement, as amended by an Amendment dated as of the date hereof (as amended, supplemented or modified from time to time, the "Stock Pledge Agreement"), pursuant to which Debtor has granted a security interest in the Pledged Shares (as defined in the Stock Agreement), which Pledged Shares constitute financial assets to be carried in the Account (as defined herein);

(2) Creditor and Debtor are parties to an Amended and Restated Credit Agreement dated as of March 29, 2000, as amended by an Amendment dated as of October 1, 2000 and by the Waiver and Second Amendment (the "Second Amendment") dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"); and

(3) It is a condition precedent to the effectiveness of the Second Amendment that the parties hereto enter into this Agreement.

The parties hereby agree as follows:

Section 1. The Parties' Agreements. Broker and Debtor have entered into a customer agreement (the "Customer Agreement"), pursuant to which Broker is establishing a securities account number 54564470 in the name of Debtor (the "Account"). Debtor and Creditor have entered into the Second Amendment and have amended the Stock Pledge Agreement contemporaneously herewith. Creditor, Debtor and Broker are entering into this Agreement to provide for the control of the Account.

Section 2. The Account. Broker hereby represents and warrants to Creditor and Debtor that (a) the Account is being been established in the name of Debtor as recited above, (b) Exhibit A attached hereto is a description of the financial assets to be deposited and carried therein, (c) Exhibit A does not reflect any financial assets which are registered in the name of Debtor, payable to its order, or specially endorsed to it, which have not been endorsed to Broker or in blank, (d) the Customer Agreement, the security entitlements arising out of the financial assets carried in the Account and such free credit balance are valid and legally binding obligations of Broker, and (e) except for the claims and interest of Creditor and of Debtor in the Account, Broker does not know of any claim to or interest in the Account or in any financial asset carried therein. Broker will treat all property held by it in the Account as financial assets under Article 8 of the Uniform Commercial Code of the State of New York.

Section 3. No Withdrawals by Debtor Except Under Certain Circumstances. As provided in Section 5 below, Broker shall neither accept nor comply with any entitlement order from Debtor withdrawing any financial assets from the Account nor deliver any such financial assets to Debtor nor pay any free credit balance or other amount owing from Broker to Debtor with respect to the Account, without the specific prior written consent of Creditor, which consent will not be unreasonably withheld, except that Debtor may instruct Broker to sell up to 1,700,000 of the Pledged Shares, provided that the proceeds of any such sale shall be paid directly to Creditor and applied to reduce Debtor's outstanding obligations under the Credit Agreement.

Section 4. Priority of Lien. Broker hereby acknowledges that it has received a copy of the Stock Pledge Agreement, consents to the terms thereof and recognizes the security interest granted therein to Creditor by Debtor. Broker hereby confirms that it will not advance any margin or other credit to Debtor in the Account, either directly executing purchase orders in excess of any credit balance or money market mutual funds held in the Account, executing sell orders on securities not held in the Account or by allowing him to trade in instruments such as options and commodities contracts that create similar obligations, nor hypothecate any securities carried in the Account. Broker hereby waives and releases all liens, encumbrances, claims and rights of setoff it may have against the Account or any financial asset carried in the Account or any credit balance in the Account and agrees that, except for payment of its customary fees and commission pursuant to the Customer Agreement, it will not assert any such lien, encumbrance, claim or right or the priority thereof against the Account or any financial asset carried in the Account or any credit balance in the Account. Broker will not agree with any third party that Broker will comply with entitlement orders concerning the Account originated by such third party without the prior written consent of Creditor and Debtor.

Section 5. Control. Until such time as Broker receives written notice from Creditor authorizing it to do otherwise, Broker will comply with entitlement orders originated by Creditor concerning the Account without further consent by Debtor and (b) except as provided in Section 3, Broker shall not make trades of financial assets held in the Account at the instruction of Debtor, or its authorized representatives, and shall not comply with entitlement orders concerning the Account from Debtor, or his authorized representatives.

Section 6. Statements, Confirmations and Notices of Adverse Claims. Broker will send copies of all statements, confirmations and other correspondence concerning the Account simultaneously to each of Debtor and Creditor at the address set forth in the heading of this Agreement. If any person asserts any lien, encumbrance or adverse claim against the Account or in any financial asset carried therein, Broker will promptly notify Creditor and Debtor thereof.

Section 7. Responsibility of Broker. Broker shall have no responsibility or liability to Debtor for complying with entitlement orders concerning the Account originated by Creditor. Broker shall have no duty to investigate or make any determination as to whether or an Event of Default (as defined in the Credit Agreement) has occurred and shall comply with entitlement orders concerning the Account originated by Creditor even if it believes that an Event of Default has not occurred. None of this Agreement, the Credit Agreement or the Stock Pledge Agreement imposes or creates an obligation or duty of Broker other than those expressly set forth herein.

Section 8. Tax Reporting. All items of income, gain, expense and loss recognized in the Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Debtor.

Section 9. Customer Agreement. This Agreement supplements the Customer Agreement among the parties hereto. In the event of a conflict between this Agreement and the Customer Agreement, the terms of this Agreement will prevail. Regardless of any provision in the Customer Agreement, New York shall be deemed to be the Broker's location for the purposes of this Agreement and the perfection and priority of Creditor's security interest in the Account.

Section 10. Termination. The rights and powers granted herein to Creditor have been granted in order to perfect its security interest in the Account, are powers coupled with an interest and will neither be affected by the death or bankruptcy of Debtor nor by the lapse of time. The obligations of Broker under Sections 3, 4, 5 and 6 above shall continue in effect until the security interest of Creditor in the Account has been terminated pursuant to the terms of the Stock Pledge Agreement and Creditor has notified Broker of such termination in writing. Upon receipt of such notice the obligations of Broker under Sections 3, 4, 5 and 6 above with respect to the operation and maintenance of the Account after the receipt of such notice shall terminate, Creditor shall have no further right to originate entitlement orders concerning the Account and Broker may take such steps as Debtor may request to vest full ownership and control of the Account in Debtor, including, but not limited to, transferring all of the financial assets and credit balances in the Account to another securities account in the name of Debtor or its or his designee.

Section 11. This Agreement. This Agreement, the schedules and exhibits hereto and the agreements and instruments required to be executed and delivered thereunder set forth the entire agreement of the parties with respect to the subject matter hereof and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter and negotiations. There are no oral conditions precedent to the effectiveness of this Agreement.

Section 12. Amendments. No amendment, modification or termination of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by the party to be charged.

Section 13. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provision to persons or circumstances, other than those to which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 14. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 15. Rules of Construction. In this Agreement, words in the singular number include the plural, and in the plural include the singular, and when the sense so indicates words of the masculine, feminine or neuter gender may refer to any other gender and the word "or" is disjunctive but not exclusive. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define or limit the scope or intent of the provisions of this Agreement.

Section 16. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the applicable party at the address set forth next to such party's name at the heading of this Agreement. Any party may change his address for notices in the manner set forth above.

Section 17. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

Section 18. Choice of Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, including Section 5-1401 of the New York General Obligations Law.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement on the day and year first above written.

CREDITOR KEYBANK NATIONAL

ASSOCIATION

By: s/William B. Palmer

William B. Palmer

Vice President

DEBTOR MECHANICAL TECHNOLOGY

INCORPORATED

By: s/Cynthia A. Scheuer

Cynthia A. Scheuer

Vice President

BROKER McDONALD INVESTMENTS INC.

By: s/David L. Gruber

David L. Gruber

Vice President

EXHIBIT A

Description of Financial Assets to be Deposited in the Account

Stock Issuer	Class of Stock	Stock Certificate Nos.	Par Value	Number of Shares	Percentage of Outstanding Shares
Plug Power Inc.	Common Stock	PLG 0917 PLG 1304 PLG 1305 PLG 1306 PLG 1307	$1.00	2,000,000 2,000,000 2,000,000 1,000,000 1,000,000	31.4%